Exhibit 10.11d

AGREEMENT FOR TERMINATION OF LEASE

AND VOLUNTARY SURRENDER OF PREMISES

This Agreement for Termination of Lease and Voluntary Surrender of Premises (this “Agreement”) is made and entered into as of November 15, 2024, by and between ARE-SAN FRANCISCO NO. 63, LLC, a Delaware limited liability company (“Landlord”), and ALLAKOS INC., a Delaware corporation (“Tenant”), with reference to the following:

RECITALS

A. Pursuant to that certain Lease Agreement dated as of December 4, 2019, as amended by that certain First Amendment to Lease, dated as of November 15, 2022, as further amended by that certain Second Amendment to Lease dated as of March 27, 2023 (as amended, the “Lease”), Tenant now leases from Landlord certain premises containing approximately 95,691 rentable square feet, consisting of (i) the entire 5th floor, commonly known as Suite 500 and containing 49,474 rentable square feet and (ii) the entire 6th floor, commonly known as Suite 600 and containing 46,217 rentable square feet (the “Premises”) in that certain building located at 825 Industrial Road, San Carlos, California, as more particularly described in the Lease. Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.

B. The Term of the Lease is scheduled to expire on November 30, 2031 (the “Scheduled Expiration Date”).

C. Concurrent with the execution of this Agreement by the parties, Landlord is entering into an agreement with Vaxcyte, Inc. (“Vaxcyte”), pursuant to which Vaxcyte will lease the Premises following the Termination Date.

D. Tenant and Landlord desire, subject to the terms and conditions set forth below, to accelerate the expiration date of the Term of the Lease.

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.
Termination Date. Landlord and Tenant agree, subject to the terms and conditions set forth herein, to accelerate the expiration date of the Term of the Lease from the Scheduled Expiration Date to the earlier of (a) the date Tenant vacates and surrenders the Premises in accordance with all the conditions and requirements for surrender set forth in the Lease as modified by this Agreement, but in no event sooner than January 1, 2025, or (b) 11:59 PM Pacific Time on March 31, 2025 (the “Termination Date”). Notwithstanding anything to the contrary contained in this Agreement, if Tenant does not surrender the Premises on or before the Termination Date in strict accordance with the terms of this Agreement, the Term of the Lease shall nonetheless terminate on the Termination Date and the holdover provisions of the Lease shall apply; provided, that Tenant’s failure to remove Tenant’s personal property shall not be considered a holdover or breach of the Lease or this Agreement, and instead Landlord shall have the remedy specified in Section 7 below.

2.
Lease Modification Payment. In consideration of Landlord’s agreement to enter into this Agreement, Tenant shall pay Landlord a lease modification payment in the amount of $2,334,927.40 (the “Lease Modification Payment”). The Lease Modification Fee shall be paid follows:
a.
On or after January 1, 2025, Landlord shall draw down and retain the full amount of the Letter of Credit in the amount of $1,472.475.00 that Landlord is holding pursuant to Section 6 of the Lease; and
b.
On or before the Termination Date (but in no event prior to January 1, 2025), Tenant shall deliver to Landlord the remainder of the Lease Modification Payment in the amount of $862,452.40.

Notwithstanding anything to the contrary contained herein, if the Termination Date occurs after January 31, 2025, and prior to April 1, 2025, the amount of the Lease Modification Fee shall be reduced by $960.00 per day. For example, if the Termination Date occurs on March 3, 2025, then the amount of the Lease Modification Fee shall be reduced by $29,760.00 to equal $2,305,167.40. Notwithstanding the foregoing, if Tenant does not surrender the Premises by March 31, 2025, then Tenant shall not be entitled to any such reduction of the Lease Modification Fee and the full amount of $2,334,927.40 shall be due.

Landlord and Tenant shall cooperate in all reasonable respects with the reasonable requirements of the issuer of the Letter of Credit to enable Landlord to draw the full amount of the Letter of Credit or otherwise be paid the full proceeds of the Letter of Credit, including, without limitation, providing written authorizations to the bank holding the Letter of Credit to process Landlord’s draw request. Once the Letter of Credit is drawn on or cancelled as contemplated herein, so long as no default occurs under the Lease or this Agreement and the Lease terminates as contemplated under this Agreement, Tenant shall be relieved of any obligation to replace the Letter of Credit pursuant to Section 6 of the Lease and Landlord shall execute such commercially reasonably authorizations or termination instruments as the issuer of the Letter of Credit may request to evidence the cancellation and termination of the Letter of Credit.

3.
Base Rent and Operating Expenses. Tenant shall be responsible for the payment of all Base Rent, Operating Expenses and any other obligations due under the Lease through the Termination Date. Tenant shall not be required to pay Base Rent or Operating Expenses for any period following the Termination Date, subject to any holdover pursuant to Section 2 above.
4.
Intentionally Omitted.
5.
Termination and Surrender. Tenant shall voluntarily surrender the Premises in accordance with the surrender requirements set forth in the Lease and as otherwise provided in this Agreement; provided however that for the avoidance of doubt and notwithstanding anything herein or in the Lease to the contrary, Tenant shall have no obligation to perform or pay for any repair, replacement or restoration of or to the Premises, the Building or the Project, or any removal of any systems, improvements and/or Alterations if the Premises are delivered to Landlord in the same condition on the Termination Date as they are on date of this Agreement, ordinary wear and tear and casualty loss and condemnation excepted. After the Termination Date, Tenant shall have no further rights of any kind with respect to the Premises. Notwithstanding anything to the contrary contained in the Lease, Tenant shall not be required to return or surrender any access keys or key cards or perform or pay for any repairs or replacements to the Premises, the Building or the Project after the date of this Agreement unless such repairs or replacements are caused by Tenant or any Tenant Parties after the date of this Agreement (subject to the penultimate paragraph of Section 17 of the Lease). Notwithstanding the foregoing, as provided in Section 6 hereof, those provisions of the Lease which, by their terms, survive the termination of the Lease shall survive the surrender of the Premises and termination of the Lease provided for herein.
6.
No Further Obligations. Landlord and Tenant each agree that the other is excused following the Termination Date from any further obligations under the Lease with respect to the Premises, the Building or the Project, excepting only such obligations under the Lease which are, by their terms, intended to survive termination of the Lease (including, without limitation, those obligations in connection with the reconciliation of Operating Expenses pursuant to Section 5 of the Lease, which are intended to survive termination of the Lease) and except as provided for in this Agreement. For avoidance of doubt, the parties agree that Tenant shall not be responsible for paying Base Rent or Operating Expenses with respect to the Premises attributable to any period of time following the Termination Date; provided, however, the holdover provisions of the Lease shall apply if Tenant fails to surrender the Premises in strict compliance with the terms of this Agreement on or before the Termination Date. In addition, nothing herein shall be deemed to limit or terminate any common law or statutory rights Landlord may have with respect to Tenant in connection with any hazardous materials or for violations of any governmental requirements or requirements of applicable law. Nothing herein shall excuse Landlord or Tenant from their obligations under the Lease, as modified by this Agreement, prior to the Termination Date.

Landlord and Tenant acknowledge and agree that in January of 2023 the Premises were impacted by flooding occurring as a result of work being done by Landlord’s contractor (the “Water Intrusion Event”). As of the Termination Date each of Landlord and Tenant hereby fully and irrevocably releases the other from and against any and all claims that either party may now have or hereafter acquire against the other for any claims, damages, losses, costs, expenses, and liabilities, known or unknown, arising with respect to or in connection with, the Water Intrusion Event. The release set forth herein includes claims and liabilities of which either Landlord or Tenant is presently unaware or which Landlord or Tenant do not presently suspect to exist in their favor which, if known by such party, would materially affect the party’s release of the other with respect to the Water Intrusion Event and, with respect to the foregoing release with respect to the Water Intrusion Event, each of the parties expressly waives the provisions of California Civil Code Section 1542, which provides as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

7.
Personal Property. Landlord and Tenant hereby agree that, as consideration for entering into this Agreement, Tenant shall transfer to Landlord that certain office furniture located in the private offices and meeting rooms of the Premises as of the date of this Agreement, as more specifically identified on Schedule 1 attached to the Bill of Sale (the “Transferred Personal Property”) pursuant to a Bill of Sale and Assignment in the form attached hereto as Exhibit A (the “Bill of Sale”) to be finalized and signed prior to the Termination Date. Any personal property, other than the Transferred Personal Property remaining in the Premises after the Termination Date is hereby agreed to be abandoned by Tenant and, as Landlord’s sole and exclusive remedy, such personal property may be disposed of by Landlord, in Landlord’s sole discretion, at Tenant’s expense, without obligation or liability of any kind to Tenant. Tenant shall deliver to Landlord the Bill of Sale executed by Tenant to Landlord prior to the Termination Date.
8.
Tenant’s Notice Address. Any notice given by Landlord to Tenant following the Termination Date may be delivered by (i) reputable overnight courier, or (ii) hand delivery with signature confirming receipt to the following address (unless modified by Tenant by written notice to Landlord):

Wilson Sonsini Goodrich & Rosati, Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304
Attention: Tony Jeffries

9.
Acknowledgment. Tenant acknowledges that it has read the provisions of this Agreement, understands them, and is bound by them. Time is of the essence in this Agreement.
10.
No Assignment. Tenant represents and warrants that Tenant has not assigned, mortgaged, subleased, pledged, encumbered or otherwise transferred any interest in the Lease and that Tenant holds the interest in the Premises as set forth in the Lease as of the date of this Agreement.

11.
No Modification. This Agreement may not be modified or terminated except in writing signed by all parties.
12.
Successors and Assigns. The covenants and agreements herein contained shall inure to the benefit and be binding upon the parties and their respective successors and assigns.
13.
Attorneys’ Fees. In the event of a dispute between the parties, the prevailing party shall be entitled to have its reasonable attorneys’ fees and costs paid by the other party. Each party shall be responsible for its own costs and legal fees in connection with the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.
14.
Choice of Law. Construction and interpretation of this Agreement shall be governed by the internal laws of the state in which the Premises are located, excluding any principles of conflicts of laws.
15.
Opportunity for Consultation. Each party represents and warrants that such party is entering into this Agreement knowingly and voluntarily and that each party has, or has had the opportunity to, review any and all aspects of this Agreement with the legal, tax or other advisor or advisors of such party’s choice prior to executing this Agreement. Each of the parties has had the opportunity to negotiate the terms, conditions and language of this Agreement. The rule of construction that ambiguities are resolved against the drafting party shall not be applied in interpreting this Agreement.
16.
OFAC. Tenant and all beneficial owners of Tenant are currently (a) in compliance with and shall at all times during the Term of the Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the term of the Lease be listed on, the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List or the Sectoral Sanctions Identifications List, which are all maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.
17.
Counterparts. This Agreement may be executed in 2 or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature process complying with the U.S. federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. Electronic signatures shall be deemed original signatures for purposes of this Agreement and all matters related thereto, with such electronic signatures having the same legal effect as original signatures.

[Signatures are on the next page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TENANT: ALLAKOS INC., a Delaware corporation By: /s/ Adam Tomasi . Name: Adam Tomasi Its: President By: /s/ Baird Radford Name: Baird Radford Its: Chief Financial Officer

LANDLORD:

ARE-SAN FRANCISCO NO. 63, LLC,
a Delaware limited liability company

By: Alexandria Real Estate Equities, L.P.,

a Delaware limited partnership,
managing member

By: ARE-QRS Corp.,
a Maryland corporation,
general partner

By:  /s/ Kristen Childs
Name: Kristen Childs
Its: Vice President – Real Estate

Exhibit A

Bill of Sale and Assignment

THIS BILL OF SALE AND ASSIGNMENT (“Bill of Sale”) is made as of November ________, 2024, by ALLAKOS INC., a Delaware corporation (“Tenant”) to ARE-SAN FRANCISCO NO. 63, LLC, a Delaware limited liability company (“Landlord”).

RECITALS

A. Landlord and Tenant are now parties to that certain Lease Agreement dated as of December 4, 2019, as amended by that certain First Amendment to Lease, dated as of November 15, 2022, as further amended by that certain Second Amendment to Lease dated as of March 27, 2023 (as amended, the “Lease”). Pursuant to the Lease, Tenant leases approximately 95,691 rentable square feet, consisting of (i) the entire 5th floor, commonly known as Suite 500 and containing 49,474 rentable square feet and (ii) the entire 6th floor, commonly known as Suite 600 and containing 46,217 rentable square feet (the “Premises”) in that certain building located at 825 Industrial Road, San Carlos, California, as more particularly described in the Lease. Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.

B. Landlord and Tenant have entered into that certain Agreement for Termination of Lease and Voluntary Surrender of Premises on or about the date hereof (the “Termination Agreement”). The Termination Agreement requires Tenant to convey to Landlord all of Tenant’s right, title and interest in, to and under the Personal Property (as defined below) located in the Premises in connection with Tenant’s surrender of the Premises.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Tenant hereby agrees as follows:

1.
Unless the context otherwise requires, all capitalized terms used but not otherwise defined herein shall have the respective meanings provided therefor in the Lease.
2.
Tenant does hereby unconditionally, absolutely, and irrevocably grant, bargain, sell, transfer, assign, convey, set over and deliver unto Landlord on the Termination Date (as defined in the Termination Agreement) all of Tenant’s right, title and interest in and to all furniture, fixtures and equipment located within the Premises owned by Tenant as more particularly described on Schedule 1 attached hereto (collectively, the “Personal Property”).
3.
Tenant represents and warrants that its title to the Personal Property is free and clear of all liens, mortgages, pledges, security interests, prior assignments, encumbrances and claims of any nature.
4.
The conveyance herein shall be on an “AS-IS, WHERE-IS” basis without representation or warranty of any kind except as expressly set forth herein.
5.
This Bill of Sale shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.
6.
This Bill of Sale and the legal relations of the parties hereto shall be governed by and construed and enforced in accordance with the internal laws of the State of California, excluding any principles of conflicts of laws.

7.
Tenant represents and warrants as of the date hereof that the individual signing this Bill of Sale on behalf of Tenant is authorized to do so.

IN WITNESS WHEREOF, this Bill of Sale was made and executed as of the date first above written.

TENANT: ALLAKOS INC., a Delaware corporation By: . Name: Adam Tomasi Its: President By: Name: Baird Radford Its: Chief Financial Officer

Schedule 1

Personal Property

Office Furniture and Equipment

•
Officer Furniture and Equipment includes a desk, monitor mount stand, three chairs, credenza, and whiteboard. A side table with two extra chairs will be included in offices large enough to accommodate such additional furniture.
•
Allakos will provide such Office Furniture and Equipment for 40 of the 63 offices in the Premises.

Conference Room Furniture and Equipment

•
Conference Room Furniture and Equipment includes a table, chairs, presentation display monitor, and whiteboard.
•
Allakos will provide such Conference Room Furniture and Equipment for 15 of the 23 conference rooms in the Premises.